EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Marsh & McLennan Companies, Inc. and subsidiaries (“MMC”) on Form S-8 of our report dated February 28, 2007, June 4, 2007 as to Notes 1, 2, 5, 6, 7, 8, 10, 12, 13, 17, and 18 (which report expresses an unqualified opinion and includes explanatory paragraphs regarding MMC’s changes in accounting for pension and postretirement benefits and share-based payments, as well as the retrospective adjustment of the financial statements for discontinued operations), appearing in the Current Report on Form 8-K of MMC, dated June 11, 2007, and our report relating to management’s report on the effectiveness of internal control over financial reporting dated February 28, 2007, appearing in the Annual Report on Form 10-K of Marsh & McLennan Companies, Inc. and subsidiaries, for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

New York, New York

September 27, 2007